UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

5

Date of Report (Date of earliest event reported)
November 15, 2018

GREEN PLAINS INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

1811 Aksarben Drive, Omaha, Nebraska	68106
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On November 15, 2018, Green Plains Inc. (the “Company”) announced that it is permanently closing its Hopewell, Va. ethanol facility due to the declining margin environment in the industry which did not support the continued operation of this destination location. A significant portion of the 60 million gallon a year capacity plant will be dismantled during the decommissioning process, with a significant portion of the equipment being transferred to other Green Plains facilities. The Company is currently determining the best uses for any remaining equipment and the land.

The closure results in a workforce reduction of approximately 31 employees who will be provided severance and healthcare support. The decommissioning of the plant is expected to take 12 to 18 months.

Subject to finalization of certain estimates, the Company does not expect to record material charges associated with the Hopewell closure for one-time employee separation benefits, other costs related to the closing or potential impairment of plant-related assets. Future cash expenditures related to the closing are not expected to be material and relate to equipment dismantling and transfer costs and employee separation benefits.

The closure of the Hopewell plant does not change the quarterly minimum volume commitment associated with the ethanol storage and throughput agreement between Green Plains Inc. and Green Plains Partners LP.

Item 7.01.  Regulation FD Disclosure.

On November 15, 2018, the Company issued a press release announcing the closure. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed as part of this report.

NumberDescription

99.1Press release, dated November 15, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2018	Green Plains Inc. By: /s/ John W. Neppl John W. Neppl Chief Financial Officer (Principal Financial Officer)